Exhibit 10.89

December 31, 2008

Alexander Gordon Jardin
1 Harborside Place, #457
Jersey City, NJ  07311

Dear Mr. Jardin:

This letter sets forth proposals for the amendment of your employment agreement with Franklin Credit Management Corporation, effective as of March 1, 2006, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

1.	We hereby propose to amend your employment agreement by amending and restating the fourth sentence of Section 4(b) in its entirety as follows:

“Employee’s bonus for each year will be determined and paid between January 1 and May 1 of the following calendar year.”

2.	We hereby propose to amend your employment agreement by amending and restating Section 11(c)(1) in its entirety as follows:

“(i) FCMC transfers the place of Employee’s employment in violation of Section 2(a) of this Agreement and such transfer results in a material change in the geographic location at which the employee must perform services for the Company.”

3.	We hereby propose to amend your employment agreement by amending and restating Section 11(c)(5) in its entirety as follows:

“(5) Employee is removed as CEO, President or Director of FCMC and such removal results in a material diminution of Employee’s authority, duties or responsibilities.”

4.	We hereby propose to amend your employment agreement by adding the following new sentence to the end of Section 11(c):

“Notwithstanding the foregoing, the occurrence of any of the events described in (1) through (5) above shall not constitute “good reason” unless (i) Employee gives FCMC written notice, within ninety (90) days after Employee has knowledge of the occurrence of any of the events described in (1) through (5) above, that such circumstances constitute good reason, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) the Employee terminates employment no later than two (2) years following the occurrence of such circumstance.”

4.	We hereby propose to amend your employment agreement by amending and restating Section 12(b)(3) in its entirety as follows:

“(3) Additional Lump Sum Payment. Employee shall be entitled to receive payment, in a lump sum payable six months and one day after the termination of the Agreement, in the following amounts:

(i)	if the termination occurs prior to January 1, 2007 - $225,000;
(ii)
if the termination occurs on or after January 1, 2007 - $225,000 plus $13,542 for each month (or partial month) of employment with FCMC after December 31, 2006.  However, in no event shall the amount paid pursuant to this subsection exceed Employee’s salary as of the date of such termination plus an amount equal to the value of Employee’s total benefits for the prior twelve (12)-month period, as of the date of such termination.

Notwithstanding the foregoing, no payments under this Section 12(b)(3) shall be made unless and until Employee has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended.”

If you agree to the foregoing, please sign where indicated below and return the signed copy to me.  Otherwise, the agreement will continue in full force and effect, without amendment.

                                                                Sincerely,

                                                                FRANKLIN CREDIT MANAGEMENT CORPORATION

                                                                /s/ William F. Sullivan
                                                                Name:  William F. Sullivan
                                                                Title:  COO

AGREED AND ACCEPTED

/s/ Alexander Gordon Jardin
Alexander Gordon Jardin

Date: 12/31/08